EXHIBIT 9.1

IRREVOCABLE PROXY AND VOTING AGREEMENT

This Irrevocable Proxy and Voting Agreement (the “Agreement”) is entered into this 12th day of February, 2004, by and among the parties identified as Investors on the signature page hereto (the “Investors”) and PETER SPERLING (“Proxyholder”).

WHEREAS, the Investors are the beneficial owners of shares of Series E Preferred Stock, no par value per share (the “Series E Preferred Stock”), of Callwave, Inc., a California corporation (the “Company”) and, upon any exchange of the Series E Preferred Stock, will be beneficial owners of shares of Series E-1 Preferred Stock, no par value per share, of the Company (the “Series E-1 Preferred Stock”, and together with the Series E Preferred Stock, the “Series Preferred Stock”);

WHEREAS, pursuant to the Stockholders’ Agreement dated as of the date hereof among the Company and the stockholders party thereto (the “Stockholders Agreement”), the Investors have agreed to grant to Proxyholder an irrevocable proxy with respect to certain matters that require the vote of the holders of the Series Preferred Stock; and

WHEREAS, terms used but not otherwise defined herein shall have the respective meanings provided to such terms in the Stockholders Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Proxy; Further Assurances. The Investors grant to Proxyholder an irrevocable proxy to vote One Million Nine Hundred Sixty-two Thousand Three Hundred Seventy-five (1,962,375) of the shares of the Series Preferred Stock held by the Investors on the date hereof (the “Proxy Shares”), with respect to any and all matters presented to the stockholders for a vote; provided, however, that this right shall not include the right to vote on any of the following matters:

a.	any amendment to the Charter, the by-laws of the Company, the Investor Rights Agreement or the Stockholders Agreement;

b.	alter or change the rights, preferences, privileges, or limitations of the shares of the Series Preferred Stock so as to affect such shares adversely;

c.	increase the authorized number of shares of Preferred Stock;

d.	create any new class or series of stock or any other securities convertible into equity securities of the Company having a preference over the Preferred Stock with respect to voting, or having a preference over the Preferred Stock with respect to dividends or liquidation;

e.	set aside in any calendar year under any compensatory equity plan (e.g., stock option plan, stock purchase plan, etc.), for employees, consultants, or directors of the Company a number of shares (in addition to those already set aside thereunder) representing more than ten percent (10.0%) of the number of the Company’s fully-diluted outstanding shares on the first day of such calendar year;

f.	Authorize or issue in any calendar year warrants, options, or other convertible securities to customers, suppliers, and other Persons (other than employees, consultants, and directors of the Company) representing in the aggregate more than three percent (3.0%) of the number of the Company’s fully-diluted outstanding shares on the first day of such calendar year;

g.	any contract or agreement with any officer, director, stockholder, Affiliate or employee (each a “Related Person”) of the Company or any Subsidiary, including, without limitation, for the sale or repurchase of any of the Company’s Equity Securities (other than (i) repurchase rights existing on or prior to the date hereof with respect to the Investor Shares or (ii) any contract or agreement entered into with such Related Person on terms not less favorable to the Company or Subsidiary, as the case may be, than would be obtained in a transaction with a Person which is not a Related Person);

h.	incur any indebtedness in an amount greater than $2,000,000 during any twelve month period;

i.	increase the total compensation package (including without limitation employee benefits received) of any member of the Company’s senior management above market standards;

j.	make any changes in the accounting methods or policies (other than as required by United States generally accepted accounting principles) or hire an auditor that is not a “Big-4” accounting firm; or

k.	terminate the employment of David F. Hofstatter with the Company, or deprive him of the titles “President” and “Chief Executive Officer.”

2. Termination. This irrevocable proxy shall terminate upon the earlier to occur of (i) a QIPO and (ii) a Sale of the Company.

3. Binding on Transferees. The Investors agree that this Agreement and the obligations hereunder shall attach to the Proxy Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise, including, without limitation, the Investors’ administrators or successors. The rights of the parties under this Agreement may not be assigned without the prior written consent of all other parties.

4. Further Assurances. The Investors intend this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this irrevocable proxy. The Investors shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Proxyholder the power to carry out the provisions of this Agreement.

5. Legend. All shares evidencing the Proxy Shares shall contain a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE PROXY AND VOTING RIGHTS GRANTED IN THAT CERTAIN IRREVOCABLE PROXY AND VOTING AGREEMENT DATED FEBRUARY 12, 2004, BY AND AMONG INSIGHT VENTURE PARTNERS IV, L.P.; INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.; INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.; AND INSIGHT VENTURE PARTNERS IV (FUND B), L.P. AND PETER V. SPERLING. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF CALLWAVE, INC.

6. Miscellaneous.

(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction to prevent breaches of this Agreement and specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(b) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED.

(c) ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE SUPERIOR COURT IN AND FOR THE COUNTY OF SANTA BARBARA, CALIFORNIA OR THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE SUPERIOR COURT IN AND FOR THE COUNTY OF SANTA BARBARA, CALIFORNIA OR THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

(d) Upon the final determination of liability payable to any of the parties hereto as a result of a breach of the terms of this agreement, the prevailing party or parties, as the case may be, shall be entitled to recover, as part of any damage award, reasonable fees and expenses of such prevailing party’s legal counsel incurred in connection with the claim that was the subject of such resulting liability.

(e) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

(f) This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect to such subject matter. The parties hereto represent and warrant that there are no other agreements or understandings regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

*****

IN WITNESS WHEREOF, the parties have duly executed this Irrevocable Proxy and Voting Agreement as of the date first above written.

INVESTORS

INSIGHT VENTURE PARTNERS IV, L.P.

By:	Insight Venture Associates IV, L.L.C. its General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

By:	Insight Venture Associates IV, L.L.C. its Investment General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

By:	Insight Venture Associates IV, L.L.C., its General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

By:	Insight Venture Associates IV, L.L.C., its General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

ACKNOWLEDGED AND ACCEPTED BY PROXYHOLDER:

/s/ PETER V. SPERLING
Peter V. Sperling